Exhibit 23.1

Bagell, Josephs, Levine & Company, LLC
Suite J, 406 Lippincott Drive, Marlton, NJ 08053
Tel: 856.346.2628 Fax: 856.396-0022

Consent of Independent Registered Public Accounting Firm

The Board of Directors
China Yingxia International, Inc.
Harbin, China

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated March 17, 2008, relating to the financial statements of China Yingxia International, Inc. which is contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Bagell, Josephs, Levine & Company, L.L.C.
Bagell, Josephs, Levine & Company, L.L.C.
Marlton, New Jersey

September 2, 2008